Exhibit 99.1

395 de Maisonneuve Blvd. West
Montreal QC H3A 1L6 www.domtar.com

FOR IMMEDIATE RELEASE

DOMTAR CORPORATION ANNOUNCES PRELIMINARY FIRST QUARTER 2007 RESULTS

Montreal, May 21, 2007 – Domtar Corporation (NYSE/TSX: UFS) announced today preliminary net income of $49 million ($0.14 per diluted share using a weighted average number of shares outstanding of 348.8 million) in the first quarter of 2007 compared to a net loss of $747 million in the first quarter of 2006. The Company also announced it has further delayed the filing of its Form 10-Q with the Securities and Exchange Commission as it needs additional time to complete the accounting for the transaction closed on March 7, 2007, primarily related to the balance sheet impact of the conversion of carve-out financial statements to corporate financial statements of the Weyerhaeuser Fine Paper Business.

THE TRANSACTION

Domtar Corporation started its operations on March 7, 2007 following the combination of the Weyerhaeuser Fine Paper Business and Domtar Inc. Prior to the completion of the Transaction, the Weyerhaeuser Fine Paper Business was operated by Weyerhaeuser Company.

The financial results of Domtar Corporation cover certain periods prior to the Transaction. For accounting and financial reporting purposes, Weyerhaeuser Fine Paper Business is considered to be the “predecessor” to Domtar Corporation and as a result, its historical financial statements now constitute the historical financial statements of Domtar Corporation. Accordingly, the results reported for the first quarter of fiscal 2006 include only the results of operations of the Weyerhaeuser Fine Paper Business, on a carve-out basis. The results reported for the first quarter of fiscal 2007 include the results of operations of the Weyerhaeuser Fine Paper Business, on a carve-out basis, for the period from January 1, 2007 to March 6, 2007 and the results of operations of the new Company for the period from March 7, 2007 to April 1, 2007.

SUMMARY OF RESULTS

	Q1 2007	Q1 2006
(In millions of U.S. dollars)
Sales	1,051	829
Operating income (loss)	71	(747)
Net income (loss)(1)(2)	49	(747)

(1)	The first quarter 2007 net income includes an out-of-period adjustment that decreased the tax expense by approximately $6 million ($0.02 per diluted share) as a result of the omission to account for a change in the Canadian federal tax rate that occurred in the second quarter of 2006.
(2)	The first quarter 2006 net income includes an after-tax charge of $749 million for the impairment of goodwill associated with the Weyerhaeuser Fine Paper Business.

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“Today’s announcement is the first report card of Domtar Corporation since the closing of the transaction and I am pleased with the support received from customers and with the market response since the launch of the Company” stated Raymond Royer, President and CEO. “This transaction has brought a new leader with scale, efficient low-cost assets, service solutions and a unique manufacturing expertise to make Domtar a powerhouse in the North American fine paper market.”

On the integration, Mr. Royer added: “Teams were formed to integrate the businesses and to cover the systems to support operations, the synergies and the review of product and mill overlaps. The process of identifying best manufacturing practices and go-to-market strategies is also well underway and our synergies team is completing the inventory of projects and associated savings. While the market dynamics in uncoated freesheet papers have improved when compared to 2006 due to supply reductions, demand trends year-to-date continue to be weak making the delivery of the synergies and the elimination of product and mill overlaps critical to enhance Domtar’s profitability. Going forward, we will continue to focus on the strengthening of our balance sheet and reduction of costs as the best ways to create shareholder value.”

OPERATIONAL REVIEW

FIRST QUARTER OF 2007 COMPARED TO

FIRST QUARTER OF 2006

Operating income (loss)	Q1 2007	Q1 2006	Variance
(In millions of U.S. dollars)
Papers	71	(748)	819
Paper Merchants	4	—	4
Wood	(4)	1	(5)

PAPERS

Operating income in our Papers business totaled $71 million in the first quarter of 2007, an increase of $819 million compared to an operating loss of $748 million in the first quarter of 2006. Net sales amounted to $931 million in the first quarter 2007 compared to $771 million in the first quarter 2006. Depreciation and amortization for the Papers segment totaled $72 million in the first quarter 2007.

The 26 days of results of Domtar Inc. contributed $10 million of the increase in operating income. The remaining increase is mainly attributable to a $749 million goodwill impairment expense recorded in the first quarter of 2006, higher average selling prices for paper and pulp and higher shipments for pulp. In addition, the increase in operating income is due to an $11 million decrease in freight expense due to reductions in average line haul rates for truck and intermodal and freight optimization efforts. These factors were partially offset by lower shipments for paper, mostly as a result of the indefinite closure of our Prince Albert, Saskatchewan pulp and paper mill and the permanent closure of a paper machine at our Dryden, Ontario paper mill effective in the first half of 2006, higher costs for purchased fiber and chemicals, higher cost due to lack-of-order downtime and an increase in other manufacturing costs during the first quarter of 2007.

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PAPER MERCHANTS

This business segment was acquired by means of the transaction and therefore was not one of Domtar Corporation’s active businesses prior to March 7, 2007. Net sales amounted to $76 million for the 26-day period ended April 1, 2007. Depreciation and amortization for the Paper Merchants segment totaled $1 million for the same period.

WOOD

Operating loss in our Wood business totaled $4 million in the first quarter of 2007, a decrease of $5 million compared to operating income of $1 million in the first quarter of 2006. Net sales amounted to $44 million in the first quarter of 2007 compared to $58 million in the first quarter of 2006. Depreciation and amortization for the Wood segment totaled $5 million in the first quarter of 2007.

The decrease in operating income was mainly attributable to lower shipments mostly due to sawmill closures and lower average selling prices due to the slowdown in housing starts.

OUTLOOK

Looking ahead, fine papers volumes are expected to seasonally increase while price realizations are expected to improve. However, the rising energy prices and the strengthening of the Canadian dollar have increased costs at several of our facilities. These factors are expected to dampen the benefits resulting from recently announced price increases in papers and pulp. In light of the decline in demand for fine papers in North America in the first quarter of 2007 when compared to 2006, Domtar will closely monitor its production to meet customer demand.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements relating to trends in, or representing management’s beliefs about, Domtar’s future growth, results of operations, performance and business prospects and opportunities. These forward-looking statements are generally denoted by the use of words such as “anticipate,” “believe,” “expect,” “intend,” “aim,” “target,” “plan,” “continue,” “estimate,” “project,” “may,” “will,” “should” and similar expressions. These statements reflect management’s current beliefs and are based on information currently available to management. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to known and unknown risks and uncertainties and other factors that could cause actual results to differ materially from historical results or those anticipated. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will occur, or if any occurs, what effect they will have on Domtar’s results of operations or financial condition. These factors include, but are not limited to:

•	the effect of general economic conditions, particularly in the U.S. and Canada;

•	market demand for Domtar Corporation’s products, which may be tied to the relative strength of various U.S. and/or Canadian business segments;

•	product selling prices;

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•	energy prices;

•	raw material prices;

•	chemical prices;

•	performance of Domtar Corporation’s manufacturing operations including unexpected maintenance requirements;

•	the successful integration of the Weyerhaeuser Fine Paper Business with Domtar and the execution of internal performance plans;

•	the ability to realize anticipated cost savings;

•	the ability to integrate acquired businesses into existing operations;

•	the level of competition from domestic and foreign producers;

•	the effect of forestry, land use, environmental and other governmental regulations, and changes in accounting regulations;

•	the effect of weather and the risk of loss from fires, floods, windstorms, hurricanes and other natural disasters;

•	transportation costs;

•	the loss of current customers or the inability to obtain new customers;

•	legal proceedings;

•	changes in asset valuations, including write downs of property, plant and equipment, inventory, accounts receivable or other assets for impairment or other reasons;

•	changes in currency exchange rates, particularly the relative value of the U.S. dollar to the Canadian dollar;

•	the effect of timing of retirements and changes in the market price of Domtar Corporation’s common stock on charges for stock-based compensation; and

•	performance of pension fund investments and related derivatives.

These factors should be considered carefully and undue reliance should not be placed on the forward-looking statements, which speak only as of the date made, when evaluating the information presented in this document. Unless specifically required by law, Domtar Corporation assumes no obligation to update or revise these forward-looking statements to reflect new events or circumstances.

FIRST QUARTER 2007 FINANCIAL RESULTS

WEBCAST

You are invited to listen to a live broadcast of the conference call with financial analysts that the Company will be holding to present its preliminary first quarter of 2007 financial results on Tuesday, May 22, at 11:00 a.m. (EDT) on the Domtar website at: www.domtar.com.

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DOMTAR CORPORATION (NYSE/TSX: UFS) IS THE LARGEST PRODUCER OF UNCOATED FREESHEET PAPER AND ONE OF THE LARGEST MANUFACTURERS OF PAPERGRADE MARKET PULP IN NORTH AMERICA. THE COMPANY DESIGNS, MANUFACTURES, MARKETS AND DISTRIBUTES A WIDE RANGE OF BUSINESS, COMMERCIAL PRINTING, PUBLICATION AS WELL AS TECHNICAL AND SPECIALTY PAPERS WITH RECOGNIZED BRANDS SUCH AS FIRST CHOICE®, DOMTAR MICROPRINT®, WINDSOR OFFSET®, COUGAR® AS WELL AS ITS FULL LINE OF ENVIRONMENTALLY AND SOCIALLY RESPONSIBLE PAPERS, DOMTAR EARTHCHOICE®. DOMTAR OWNS AND OPERATES DOMTAR DISTRIBUTION GROUP, AN EXTENSIVE NETWORK OF STRATEGICALLY LOCATED PAPER DISTRIBUTION FACILITIES. DOMTAR ALSO PRODUCES LUMBER AND OTHER SPECIALTY AND INDUSTRIAL WOOD PRODUCTS. THE COMPANY EMPLOYS NEARLY 14,000 PEOPLE. TO LEARN MORE, VISIT WWW.DOMTAR.COM.

TICKER SYMBOL UFS (NYSE, TSX)	MEDIA RELATIONS François Taschereau Tel.: (514) 844-6665	INVESTOR RELATIONS Pascal Bossé Tel.: (514) 848-5938

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Domtar Corporation

Quarterly Statistical Review

		2007 1st Qtr	2006
			1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year
Total Shipments by Category of Products

Papers (in thousands of ST) (a) - actual		871	813	732	711	768	3,024
Papers (in thousands of ST) (a,b) - combined		1,247	1,446	1,304	1,267	1,280	5,297

Market Pulp (in thousands of ADMT) (c) - actual		249	207	205	180	207	799
Market Pulp (in thousands of ADMT) (b,c) - combined		355	342	359	352	377	1,430

Lumber (in millions of FBM) - actual		88	93	47	43	40	223
Lumber (in millions of FBM) (b) - combined		209	349	317	274	199	1,139

Benchmark Prices for the Majority of our Products (d)

• 20-lb repro bond, 92 bright (copy)	($/ton)	$930	$820	$890	$950	$947	$902
• 50-lb offset, rolls	($/ton)	$810	$765	$840	$850	$838	$823
• Coated publication No. 5, 40-lb offset, rolls	($/ton)	$778	$898	$895	$848	$813	$863

• Pulp NBSK - U.S. market	($/ADMT)	$790	$653	$707	$757	$770	$722
• Pulp NBHK - Japan market (e)	($/ADMT)	$640	$542	$572	$618	$637	$592

• Lumber G.L. 2x4x8 studs	($/MFBM)	$317	$391	$371	$313	$302	$344
• Lumber G.L. 2x4 R/L, no. 1 & no. 2	($/MFBM)	$332	$409	$386	$351	$327	$368

Average Exchange Rates	CAN	1.172	1.155	1.122	1.121	1.139	1.134
	US	0.854	0.866	0.891	0.892	0.878	0.882

(a)	Figures exclude shipments made by our Paper Merchants.
(b)	Figures represent shipments to external customers on a combined basis, giving effect to the transaction as if it occured on January 1 of 2006 and 2007. The combined shipments figures are for illustrative information purposes only and are not necessarily indicative of the results had the transactions actually taken place at the dates indicated and does not purport to be indicative of future results.
(c)	Figures are gross of market pulp purchased from other producers on the open market for some of our paper making operations. Market pulp represent the amount of pulp produced in excess of our internal requirement.
(d)	Source: Pulp & Paper Week and Random Lengths.
(e)	Based on Pulp & Paper Week's Southern Bleached Hardwood Kraft pulp prices for Japan, increased by an average differential of $15/ADMT between Northern and Southern Bleached Hardwood Kraft pulp prices.

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